Exhibit 21.1

Subsidiaries of Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

1.	Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., a variable capital investment promotion stock corporation organized under the laws of Mexico

2.	Comercializadora Volaris, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico

3.	Servicios Administrativos Volaris, S.A. de C.V. a variable capital stock corporation organized under the laws of Mexico

4.	Servicios Corporativos Volaris, S.A. de C.V., a variable capital stock corporation organized under the laws of Mexico